FORM 3

                                                x---------------------------x
  U.S. SECURITIES AND EXCHANGE COMMISSION       |     OMB APPROVAL          |
          WASHINGTON, D.C. 20549                |---------------------------|
           INITIAL STATEMENT OF                 |OMB NUMBER:  3235-0104     |
    BENEFICIAL OWNERSHIP OF SECURITIES          |EXPIRES: DECEMBER 31, 2001 |
                                                |ESTIMATED AVERAGE          |
                                                |BURDEN HOURS PER           |
                                                |RESPONSE 0.5               |
                                                x---------------------------x

Filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934,
Section 17(a) of the Public Utility
Holding Company Act of 1935 Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

        Julian                            Joseph                      A.
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        (Last)                            (First)                   (Middle)

       685 Third Avenue, 15th Floor
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                                (Street)

        New York                             NY                       10017
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        (City)                             (State)                    (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

        August 9, 2000
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3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4.  Issuer Name and Ticker or Trading Symbol

        WPI Group, Inc. (WPIC: OTC)
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5.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
        (X )   DIRECTOR
        (  )   10% OWNER
        (  )   OFFICER (GIVE TITLE BELOW)
        (  )   OTHER (SPECIFY TITLE BELOW)
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6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
        X  FORM FILED BY ONE REPORTING PERSON
        __ FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. TITLE OF SECURITY    2. AMOUNT OF       3. OWNERSHIP        4. NATURE OF
   (INSTR. 4)              SECURITIES         FORM DIRECT         INDIRECT
                           BENEFICIALLY       DIRECT (D) OR       BENEFICIAL
                           OWNED              INDIRECT (I)        OWNERSHIP
                           (INSTR. 4)         (INSTR. 5)          (INSTR. 5)
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Common Stock                      0                            See Footnote (1)
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1a.  Title of Derivative Security (Instr. 4)

   Common Stock Purchase Warrant
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1b.  Date Exercisable and Expiration Date (Month/Day/Year)

               8/9/00                            8/9/05
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        Date Exercisable                     Expiration Date
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1c.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

            Common Stock                                  0
   -----------------------------            -------------------------------
            Title                             Amount of Number of Shares

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1d.  Conversion or Exercise Price of Derivative Security

               $1.75
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1e.  Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
     (Instr. 5)

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1f.  Nature of Indirect Beneficial Ownership (Instr. 5)
               See Footnote (1)

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2a.  Title of Derivative Security (Instr. 4)

      Convertible Subordinated Note due 2003

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2b.  Date Exercisable and Expiration Date (Month/Day/Year)

              8/9/00                                 8/9/03
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        Date Exercisable                         Expiration Date
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2c.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

           Common Stock                                    0
   -----------------------------                 --------------------------
               Title                             Amount of Number of Shares
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2d.  Conversion or Exercise Price of Derivative Security

               $1.75
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2e.  Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
     (Instr. 5)

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2f.  Nature of Indirect Beneficial Ownership (Instr. 5)

        See Footnote (1)

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EXPLANATION OF RESPONSES:


(1) Mr. Julian is a Principal of Sunrise Advisors, LLC, the general partner of Sunrise Capital Partners, L.P., a Delaware limited partnership ("Sunrise"). Sunrise is the direct beneficial owner of 1,534,900 shares of Common Stock. Sunrise is also the direct beneficial owner of derivative securities (in the form of Common Stock Purchase Warrants and Convertible Subordinated Promissory Notes) which are exercisable for, or convertible into, 7,980,044 shares of Common Stock in the aggregate. Mr. Julian disclaims any pecuniary interest, direct or indirect, in the shares beneficially owned by Sunrise for purposes of Rule 16a-1 of the Exchange Act.



   Dated:  August 19, 2000
                                            /s/  Joseph A. Julian
                                            --------------------------------
                                            Name: Joseph A. Julian

**  SIGNATURE OF REPORTING PERSON

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.